EXHIBIT 16


                         EXHIBIT OF PERFORMANCE CALCULATIONS

This exhibit reflects the calculation of certain performance figures that appear under "Performance" in the Part B Statement of Additional Information ("Part B") of FBL Variable Insurance Series Fund (the "Fund").

A.  TOTAL RETURN.


1. Formula. The total return performance of a Portfolio for a specified period equals the change in the value of a hypothetical $10,000 investment ("Initial Investment") from the beginning of the period to the end of the period. It is assumed that all dividends are reinvested. Total Return may be expressed either as a dollar value change or as a percentage change. Total Return information is set forth in the Total Return Table that appears under "Performance" in the Part B.

2. Performance Reflected. The representative total return calculations reflected in this Section A are for the Growth Common Stock, Aggressive Growth Common Stock, High Quality Bond, High Yield Bond and the Managed Portfolios for the year ended December 31, 1989.

3. Total Return. The column labeled "Percentage Increase" in the Total Return Table for each Portfolio shows the total return of that Portfolio as a percentage change. The percentage change in value of the initial investment for the period is calculated by determining the percentage increase in the net asset value per share ("NAV") of the portfolio over the period and adjusting that for the dividends reinvested over the period. The percentage change is then calculated as follows:

            Percentage change = (Shares X Ending NAV) / Beginning NAV - 1

Where:

Ending NAV = Net Asset Value on December 31, 1989

Beginning NAV = Net Asset Value on January 1, 1989

Shares = Number of shares at the end of the period assuming a one share investment at the beginning of the period and reinvestment of dividend. Shares is computed as follows:

Shares = (1 + DIV1/RNAV1) X (1 + DIV2/RNAV2)...X (1 + DIVn/RNAVn)...X (1 + DIV12/RNAV12)

DIVn = Dollar amount distributed for the nth dividend of the period.

RNAVn = NAV on the date that the nth dividend in the period was reinvested.


                                                 N            DIV           RNAV         SHARES
                                                 -            ---           ----         ------
Growth Common
Stock                      12/14/89              1          0.505           8.71          1.058


Aggressive Growth
Common Stock               12/14/89              1          0.610           8.17          1.075

High Quality
Bond                       12/14/89              1          0.845           9.55          1.088

High Yield
Bond                       12/14/89              1           1.16           9.42          1.123

Managed                    12/14/89              1          0.685           8.96          1.076


                                            ENDING        BEGINNING        PERCENTAGE
                             SHARES         NAV           NAV              CHANGE x 100
                             ------         ------        ---------        -----------
Growth Common
Stock                         1.058           8.76             8.34            11.13%


Aggressive Growth
Common Stock                  1.075           8.27             8.17             8.82%

High Quality
Bond                          1.088           9.56             9.23            12.69%

High Yield
Bond                          1.123           9.44             9.81             8.06%

Managed                       1.076           8.97             8.87             8.81%





B.   AVERAGE ANNUAL TOTAL RETURN.

1. Formula. The average annual total return of a Portfolio for a specific period is found by taking a hypothetical $10,000 investment ("Initial Investment") at the beginning of the period and computing the redeemable value at the end of the period ("Redeemable Value"). The Redeemable Value is then divided by the initial investment and this quote is taken to the Nth root (N representing the number of years in the period) and 1 is subtracted from the result, which is then expressed as a percentage. Thus, the following formula applies:

                                                                        1/N
     Average Annual Total Return = Redeemable Value/Initial Investment)     - 1

Where:

Redeemable Value = Initial Investment + (Percentage Change x Initial Investment)

N = number of years in the period

2. Performance Reflected. The representative average annual total return calculation reflected in this Section B are for the Growth Common Stock, Aggressive Growth Common Stock, High Quality Bond, High Yield Bond and Managed Portfolios for the life of each Portfolio (October 15, 1987 through December 31,
1989).

3. Calculation. The redeemable value is equal to the initial investment plus the percentage change in the value of such investment over the period. The percentage change for the period is calculated in the same manner as in sub-section 3 of section A above. First, the percentage change in the value of the initial investment of a Portfolio is applied to the initial investment. This result is the same as ending value for the period.

The period covered is from October 15, 1987 through December 31, 1989, actual life of the Fund.

Using the formula provided above, average annual total return for the period may then be computed.

                                            N          DIV             RNAV         SHARES
                                            -          ---             ----         ------
Growth Common
Stock                 12/15/87              1          0.280           7.62
                      12/13/88              2          0.365           8.32
                      12/14/89              3          0.505           8.76          1.145

Aggressive Growth
Common Stock          12/15/87              1          0.010           7.11
                      12/13/88              2          0.320           8.13
                      12/14/89              3          0.610           8.17          1.118

High Quality
Bond                  12/15/87              1          0.530           9.35
                      12/13/88              2          0.840           9.22
                      12/14/89              3          0.845           9.55          1.255

High Yield
Bond                  12/15/87              1          0.600           9.67
                      12/13/88              2          1.110           9.77
                      12/14/89              3          1.160           9.42          1.329

Managed               12/15/87              1          0.390           8.78
                      12/13/88              2          0.660           8.86
                      12/14/89              3          0.685           8.96          1.206

                                       ENDING            BEGINNING      PERCENTAGE
                      SHARES           NAV               NAV            CHANGE X 100
                      ------           ------            ---------      ------------
Growth Common
Stock                  1.145            8.76              10.34            -3.00%

Aggressive Growth
Common Stock           1.118            8.27               9.52            -2.88%

High Quality Bond      1.255            9.56               9.35            28.32%

High Yield Bond        1.329            9.44               9.95            26.09%

Managed                1.206            8.97               9.50            13.87%

                                      REDEEMABLE    INITIAL        AVERAGE ANNUAL
                          N           VALUE         INVESTMENT     TOTAL RETURN x 100
                          -           ----------    ----------     ------------------
Growth Common
Stock                     2.21        $ 9,700        $10,000            -1.37%

Aggressive Growth
Common Stock              2.21        $ 9,712        $10,000            -1.31%

High Quality
Bond                      2.21        $12,832        $10,000            11.94%

High Yield
Bond                      2.21        $12,609        $10,000            11.06%

Managed                   2.21        $11,387        $10,000             6.05%

C.   YIELD (NON MONEY MARKET)

1. Formula. The yield for a Portfolio is computed by dividing the net investment income per share earned during a specified one month or 30-day period by the offering price per share on the last day of the period, according to the following formula:
                                                     6
                           YIELD = 2[((a - b)/cd + 1)  - 1]

Where:    a = dividends and interest earned during the period.
          b = expenses accrued for the period (not of reimbursements).
          c = the average daily number of shares outstanding during the period that were entitled to receive dividends.
          d = the offering price per share on the last day of the period.

2. Performance Reflected. The representative yield calculation reflected in this Section is for the High Quality Bond Portfolio and the High Yield Bond Portfolios for the 30 day period ended December 31, 1989.

3. Calculation. For the period reflected, the following figures are provided for use in the formula provided in sub-section 1 above:

High Quality Bond Portfolio                      High Yield Bond Portfolio
---------------------------                      -------------------------
a = $22,813                                       a = $33,584
b = $689                                          b = $1,115
c = 293,074                                       c = 300,532
d = $9.56                                         d = $9.44


Thus, yield is calculated as follows:

HIGH QUALITY BOND PORTFOLIO

                                                 6
YIELD     = 2[((22,813 - 689)/293,074 X 9.56 + 1)  - 1]

                                    6
          = 2[(22,124/2,801,787 + 1)  - 1]

                        6
          = 2[(1.007896)  - 1]

          = 2[1.048321 - 1]

          = .0966

The decimal return is converted to a percentage by multiplying by 100.

                          .0966 X 100 = 9.66%

HIGH YIELD BOND PORTFOLIO

                                                  6
YIELD     = 2[((33,584 - 1,115/300,532 X 9.44 + 1)  - 1]

                                    6
          = 2[(32,469/2,837,022 + 1)  - 1]

                        6
          = 2[(1.011445)  - 1]

          = 2[1.070665 - 1]

          = .1413

The decimal return is converted to a percentage by multiplying by 100.

                                .1413 X 100 = 14.13%

D.   YIELD (MONEY MARKET).

1. Formula. The Money Market Portfolio's current yield quotation is based on a seven-day period and is computed as follows. The first calculation is net investment income per share; which is accrued interest on portfolio securities, plus or minus amortized discount or premium, less accrued expenses. This number is then divided by the price per share (expected to remain constant at $1.00) at the beginning of the period ("base period return"). The result is then multiplied by 365 and divided by 7 and the resulting yield figure is carried to the nearest one-hundredth of one percent. Realized capital gains or losses and unrealized appreciation or depreciation of investments are not included in the calculation.

The Money Market Portfolio's effective yield is determined by taking the base period return (computed as described above) and calculating the effect of assumed compounding. The formula for the effective yield is:

                                           365/7
                  [(base period return + 1)     ] - 1.

3. Calculation of Yield. First, net investment income per share for the last day of the seven-day period is calculated as follows:

           Accrued Interest - Accrued Expenses / Record Date Shares

Net investment income for the other six days in the seven-day period is calculated in the same manner. The resulting figures for each of the seven days in the period are added together to obtain the net investment income per share for the period.

The base period return is then calculated as follows:

     Base Period Return = Net Investment Income Per Share / Price Per Share

Then, yield is calculated as follows:

                      Yield = Base Period Return x 365/7

4. Calculation of Effective Yield. The base period return in the formula for effective yield is the same as calculated in sub-section 3 of section D above. The formula for Effective Yield is as follows:

                                                         365/7
               Effective Yield = (Base Period Return + 1)      - 1

The decimal is converted to a percent by multiplying by 100.